Articles of Association of Fuhui (Xiamen) Commercial Factoring Co., Ltd.

To protect the legal rights of the company, shareholders and creditors and regulate the company’s organizations and behavior, in accordance with the Commercial Registration Regulations of Xiamen Special Economic Zone and relevant laws and regulations, the Articles of Association is hereby formulated.

Chapter I Company’s Name and Address

Article 1 Company name: Fuhui (Xiamen) Commercial Factoring Co., Ltd. (hereinafter referred to as the Company)

Article 2 Company address” D0752, Unit 3, Floor 4, No. 45, Haijing Second South Road, Xiamen Area (Bonded Port Area), China Fujian Pilot Free Trade Zone;

Article 3 The domicile of the Company shall be the address for service of legal instruments. In the event that the place of business is inconsistent with its domicile, the Company shall file the place of business or apply for the registration of a branch in a timely manner in accordance with relevant provisions.

Chapter II Business Scope of the Company

Article 4 Business scope of the company: engaged in commercial factoring business; credit service (excluding items subject to licensing approval); providing corporate marketing planning services; supply chain management: consulting services related to evaluation: other unspecified business services (excluding business items subject to licensing approval); business information consultation; trade agency; import and export of various commodities and technology (without the attachments of import and export product catalog); except those restricted by the country for the corporate operation or prohibited for the import and export.

Article 5 The Company shall engage in the business activities within the scope of business stipulated in the Articles of Association. The Company may change its scope of business, provided that it shall apply for the registration of change.

Article 6 The operating activities in business scope subject to the approval of relevant licenses required by laws and regulations shall be operated after obtaining the relevant licenses.

Chapter III Registered Capital of the Company

Article 7 The registered capital of the Company is RMB 100 million.

Article 8 The registered capital of the Company shall refer to the amount subscribed by the shareholders registered with the commercial registration authority; the shareholders shall bear liabilities to the Company with their respective subscribed capital contribution as limit.

Article 9 Where the company changes its registered capital, it shall, within 30 days from the date of decision on change, apply to the business registration authority for registration of change.

Article 10 The Company may apply to the commercial registration authority for the record of the paid-in capital by submitting the relevant certificate of capital verification.

Chapter IV Shareholder’s Name or Designation

Article 11 Shareholder’s name or designation are as follows:

Shareholder: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Chapter V Subscribed Capital Contribution of the Shareholders

Article 12 Shareholders subscribe for capital contribution, capital contribution method, and capital contribution period

Shareholder: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Subscribed capital contribution: RMB 100 million

Proportion in contribution: 100%

Method of Capital Contribution: in Currency

Capital contribution period: The subscribed registered capital should be paid by installment before 5/17/2048.

Article 13 After establishment of the Company, it shall issue a capital contribution certificate to the contributor who have paid the capital contribution.

The capital contribution certificate shall state the following information:

(1) Company name;

(2) Date of establishment;

(3) Registered capital of the Company;

(4) Name of shareholder, amount of contribution paid and date of contribution;

(5) Contribution certificate number and the date of issuance.

The Capital Contribution Certificate shall be sealed by the Company.

Article 14 The Company shall set up a register of shareholders and record the following matters:

(1) Name and domicile of the shareholder;

(2) The amount of capital contribution by the shareholders;

(3) No. of investment certificate

The shareholders stated in the register of shareholders could exercise their rights according to the register of shareholders.

Article 15 The Company shall register the name and the amount of contribution of the shareholders with the company registration authority; in case of any changes in the registered items, the registration of change shall be made. Without registration or without registration for alteration, the Company shall not act against the third party.

Chapter VI Type of Company

Article 16 Company’s type: limited liability company (legal person sole proprietorship).

Article 17 For change in the type of the company, the Company shall, within the prescribed time limit, apply to the company registration authority for registration of change in accordance with the conditions for the establishment of the company to be changed and submit the relevant documents.

Chapter VI Shareholders and It’s Rules of Procedure

Article 18 The Company does not set up the shareholders’ meeting. The shareholder exercises the following rights:

(1) Determining the Company’s operational guidelines and investment plans;

(2) Appointing and changing the executive directors and determining the matters concerning their remuneration;

(3) Appointing and changing the supervisors, and determining the matters concerning their remuneration;

(4) Reviewing and approving the report of the executive directors;

(5) Reviewing and approving the report of the supervisor;

(6) Reviewing and approving the annual financial budget plans and final account plans of the Company;

(7) Reviewing and approving the profit distribution plans and loss recovery plans of the Company;

(8) Making resolutions on the increase or decrease of the Company’s registered capital;

(9) Making resolutions on the issuance of the Company’s bonds;

(10) Making decisions on the merger, dissolution, liquidation of the Company or change of Company’s form;

(11) Formulate or amend the Articles of Association of the company;

(12) Appointment of manager

When the shareholders make the decision on change of above matters, they shall adopt the written form and the decision signed by shareholders is filed with the company for the record.

Chapter VIII Business Management Office and Powers

Article 19 The Company does not have a board of directors, and has one executive director. The executive director may concurrently serve as the company manager. The Executive Director shall be delegated by the shareholders. The executive director serves a term of three years, and may be re-elected by shareholders at the expiry of term of office.

Article 20 The Executive Director is responsible for the shareholder by exercising the following functions and powers:

(1) Implementing resolutions of the shareholders;

(2) Determining the company’s business and investment plans;

(3) Working out the company’s annual financial plans and final account plans;

(4) Working out the Company’s profit distribution plans and loss recovery plans;

(5) Formulating the plans for increasing or decreasing the registered capital;

(6) Draft plans for merger, change of corporate form or dissolution of the company.

(7) Determining the establishment of the Company’s internal management structure;

(8 Nominate the candidates for the company’s manager, and according to the manager’s nomination, appoint or dismiss the company’s deputy manager or financial director, and determine their salary;

(9) Working out the basic management system of the Company;

(10) Exercise other powers authorized by the shareholders.

Article 21 The Company shall have one manager which may be concurrently held by the executive director, or may be appointed or dismissed by the shareholders. The manager shall be responsible for the shareholder and exercise the following rights:

(1) Preside over the Company’s production and operation management;

(2) Organizing the execution of the Company’s annual business plans and investment plans;

(3) Drafting plans on the establishment of the internal management organs of the Company;

(4) Drafting the Company’s basic management system;

(5) Formulating the rules and regulations of the Company.

(6) Proposing the appointment or dismissal of the Company’s vice general manager and financial principal;

(7) Deciding on the hiring or dismissing of the persons-in-charge other than those who shall be decided by the executive director;

(8) Exercise other powers authorized by the shareholders.

Article 22 The Company has a supervisor, who is delegated by the shareholder. The term of office of a supervisor shall be three years. A supervisor, if reelected by shareholders upon expiration of his term of office, may serve consecutive terms. The costs required for the Company’s supervisor to exercise the right shall be borne by the Company. The executive director and senior executives of the Company shall not take the supervisor of the Company.

The Supervisor shall exercise the following functions and powers:

(1) Inspecting the Company’s finance;

(2) Supervising the acts of executive director, senior management in time of performing their duty, raising opinions suggesting the removal of director and senior management who violates laws, administrative rules, Articles of Association or the decision made by the shareholders.

(3) Requiring the (executive) director or senior management to rectify their conduct when any of their actions damage the interests of the Company;

(4) Submitting proposals to shareholders;

(6) Other rights prescribed in the Articles of Association.

Article 23 It shall not act as director, executive supervisor and senior management in one of the following circumstances:

(1) Having no civil capacity or restricted civil capacity;

(2) Being sentenced to a penalty due to corruption, bribery, encroachment of property, misappropriation of property or destruction of the socialist market economic order and the period after the end of sentence is less than 5 years; or deprived of their political rights due to crimes and the period after the end of sentence is less than 5 years;

(3) Having served as a director, the factory chief, or the manager of a company or enterprise which underwent bankruptcy liquidation as a result of mismanagement, and being personally responsible for such bankruptcy, and completion of the bankruptcy liquidation being less than three (3) years ago;

(4) Being the legal representative of a company or enterprise whose business license was canceled because of breaking the law and being personally responsible, and three years has not elapsed since the cancellation of that business license,

(5) A person with relatively large amount of personal debts that have fallen due but haven’t been settled.

In the event that the Company violates the provisions of the preceding paragraph in the appointment of an executive director, supervisor or a senior manager, such election or appointment shall be invalid.

Chapter IX Company’s Legal Representative

Article 24 The Company’s legal representative shall be served by the executive director.

Article 25 The legal representative shall be the signatory who exercise its functions and powers on behalf of the Company. The legal representative shall exercise its power and fulfill its duties within the terms of power prescribed by the state laws, regulations and the Articles of Association, represent the Company to participate in civil activities, be fully responsible for the production, operation and management of the Company, and accept the supervision of the shareholders and the relevant organs of the Company

Article 26 In the event that the legal representative of the Company has the cases relating to the prohibition of acting as a legal representative by laws and regulations, provisions of the State Council, the Company’s shareholders shall discharge him or her from the legal representative of the Company.

In case of change of the legal representative, the company shall apply for registration of change within thirty days from the date of making the change decision.

Chapter X Transfer of the Company’s Equity

Article 27 The shareholders of the Company may transfer all or part of their shares according to law.

Article 28 After a shareholder transfers the equity according to law, the company shall amend the Articles of Association and the information on shareholder and their capital contribution stated on the register of shareholders accordingly. And within 30 days, the shareholder change registration will be handled at the commercial registration authority.

Chapter XI Finance, Accounting, Profit Distribution and Labor Employment System

Article 29 The company shall establish the finance and accounting system according to the laws, administrative regulations and the provisions in the Finance Department of State Council. The Company shall compile the finance accounting report at every fiscal year, and audit according to the accounting firm.

Article 30 The Company shall publish its annual report of the previous year truthfully through the credit platform in accordance with the format and time stipulated by the commercial registration authority.

Article 31 The Company shall extract 10% of the profit to the Company’s statutory reserve fund when distributing the after-tax profit at that year. When the accumulated amount of the Company’s statutory reserved fund is more than 50% of its registered capital, it cannot be withdrawn.

Where the legal reserved fund fails to cover the loss of the previous year, the annual profit of the same year shall, prior to the withdrawal hereof in accordance with the provisions of the preceding paragraph, cover the loss.

Article 32 The Company must protect the legal interest of its employees, sign labor contract with them according to law, pay for social insurance, strengthen labor protection and operate safely.

The Company shall strengthen vocational education and on-the-job training and improve employees’ qualification in different forms.

Chapter XII Company’s Business Period

Article 33 The Company’s operating term is 30 years.

Article 34 The Company continues to exist via modifying the constitutions at the expiration of operating term by the shareholders.

Chapter VIII Company’s Dissolution and Liquidation

Article 35 The Company may be dissolved because of the followings reasons:

(1) The business period stipulated in the articles of association expires;

(2) The decision of dissolution made by the shareholders;

(3) It is necessary to be dissolved due to merger and division of the Company;

(4) It is ordered to close down or to be dissolved according to law;

(5) Other circumstances as prescribed in laws and regulations.

Article 36 If the Company is dissolved due to the above reasons, the liquidation group shall be established within 15 days from the day when the cause of dissolution occurs to carry out the liquidation. Where the liquidation team fails to be established in time, the creditor may apply to the people’s court requiring the establishment of liquidation team to undertake liquidation. The liquidation group shall be composed of the persons appointed by the shareholders; the head of the liquidation group shall be appointed by the shareholders from the members of the liquidation group.

The liquidation team of the Company shall, within 10 days from the date of its establishment, file the list of the members of liquidation team and the head of the liquidation team with the company registration authority for the record.

Article 37 The liquidation group shall notify the creditors within ten days from the date of its establishment and announce it in the newspaper within sixty days.

Article 38 The liquidation team shall, after having liquidated the company’s asset, formulated balance sheet and the inventory of property, formulate liquidation plan and submit them to the shareholders or the people’s court for confirmation.

The remaining asset shall, after having paid the liquidation expense, salary of the staff, social insurance expense and the legal premium, the arrears and liquidated the company’s debt, be distributed to shareholder.

During the liquidation, a company shall survive but must not commence any operational activity irrelevant to the liquidation. The Company’s assets may not be distributed to shareholders before the full discharge of the liabilities pursuant to the regulations.

Where the liquidation team discovers that the company’s assets is in insolvency after having liquidated the company’s assets, formulating balance sheet and inventory of assets, it shall apply to the people’s court lawfully for bankruptcy.

Article 39 After the completion of liquidation, the liquidation team shall work out a liquidation report and report to the shareholders or the people’s court for confirmation and shall apply to the original registration authority for cancellation of registration within 30 days from the date of completion of the liquidation of the company, then issue the termination notice.

Chapter VIX Other Matters

Article 40 The Company shall designate a contact person to be responsible for disclosing the company information to the public and receiving inquiries and investigations of relevant administrative departments. The information of the contact person shall be filed with the commercial registration authority; the change of the contact person shall be re-registered with the commercial registration authority.

Article 41 Shareholders of the company shall abide by laws, administrative regulations and the company’s articles of association, and exercise shareholder rights according to law; shall not abuse their shareholders’ right to prejudice the interests of the Company; shall not abuse the independence of the Company as a legal person and the limited liabilities of shareholders to prejudice the interests of creditors of the Company;

Shareholders of the Company who abuse the Company’s position as a legal person to evade repayment of debts and cause material damage to the interests of its creditors shall be jointly and severally held liable to repayment of debts.

Article 42 Organization of the Communist Party of China is established in the Company in accordance with provisions of the Constitution of the Communist Party of China to carry out activities of the Party. The Company shall provide necessary conditions for activities of the Party’s organization.

Article 43 The Articles of Association or the Amendment to the Articles of Association shall take effect after the adoption of the shareholders. The Articles of Association or the Amendment to the Articles of Association adopted by the shareholders shall be reported to the commercial registration authority for record.

Article 44 Other matters not stipulated in the Articles of Association shall be governed by relevant laws and regulations.

Shareholder: (Seal)

May 17, 2018